UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             March 7, 2007

Clarient, Inc

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

31 Columbia , Aliso Viejo, CA		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(949) 425-5700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Sale of Technology Business to Zeiss

On March 8, 2007, Clarient, Inc. (the “Company”) entered into an asset purchase agreement with Carl Zeiss MicroImaging, Inc. and one of its subsidiaries (collectively, “Zeiss”) and related ancillary agreements pursuant to which Zeiss acquired the Company’s technology business (including the Company’s ACIS instrument systems business and the assets of Trestle Holdings acquired by the Company in September 2006) (the “Technology business”) for an aggregate purchase price of $12.5 million.  The purchase price consists of $11.0 million in cash (subject to adjustment based on certain cash expenditures and receipts after March 1, 2007) paid at closing and $1.5 million of contingent consideration which is payable in whole or in part (if at all) to the Company subject to satisfaction of certain post-closing conditions relating to intellectual property matters.  Proceeds from the transaction will be used to repay approximately $2.3 million of outstanding indebtedness under the Company’s secured credit facility with GE Capital (which may be reborrowed subject to the terms of such credit facility), to pay transaction expenses and for general working capital purposes.  As part of the transaction, the Company entered into a license agreement with Zeiss pursuant to which Zeiss granted the Company a non-exclusive, perpetual and royalty-free license to certain of the transferred patents, copyrights and software code for use in connection with imaging applications (excluding sales of imaging instruments) and the Company’s laboratory services business.  The acquisition agreement also contemplates that the Company and Zeiss will each invest up to $3 million in cash or other in-kind contributions to pursue strategic joint development arrangements to develop novel markers and new menu applications for the ACIS product line and that the parties will cooperate to enter into a definitive agreement with respect to such an arrangement within 120 days following the closing date (although there can be no assurance that the parties will be able to agree upon terms for such a definitive agreement).

The assets transferred to Zeiss in the transaction included tangible assets, inventory, intellectual property (including the Company’s patent portfolio and the ACIS and Chromavision trademarks), contracts (including the Company’s distribution agreement with Dako), certain accounts receivable and other assets primarily used in the operation of the Technology business. Zeiss also assumed certain liabilities in connection with the transaction, including liabilities under transferred contracts, certain accounts payable, certain product maintenance and service obligations and certain other obligations relating to the Company’s Technology business.  The Company made customary representations and warranties to Zeiss in the definitive acquisition agreement and agreed to indemnify Zeiss with respect to any breaches thereof, subject to certain limitations.  The Company also agreed to indemnify Zeiss with respect to liabilities not assumed by Zeiss, and Zeiss agreed to indemnify the Company with respect to liabilities assumed by it as well as liabilities arising out of the operation of the Technology business following the closing date.  The Company also agreed not to compete with Zeiss in connection with the development, production and sale of imaging instruments for a period of 42 months following the closing date.  In addition, the Company agreed to provide certain customary transition services to Zeiss until September 2007 (subject to payment of customary transition services fees).  The parties also entered into a sublease pursuant to which Zeiss will sublease the premises currently occupied by the Technology business for a period of three years following the closing date for a proportionate share of the rent payable to the landlord under the Company’s lease agreement.

Approximately 37 employees of the Company that were devoted primarily to the Company’s Technology business have been terminated by the Company and offered employment with Zeiss, and the Company has agreed not to solicit those employees for employment without Zeiss’s consent for a period of 42 months following the closing date (unless such employees are first terminated by Zeiss).  No executive officers of the Company were included among such employees.

The transaction with Zeiss was consummated on March 8, 2007.  The Company’s board of directors received a fairness opinion from Susquehanna Financial Group, LLLP with respect to the transaction.   A press release announcing the transaction is attached hereto as Exhibit 99.1.

Safeguard Subordinated Debt Financing and Amendment to Reimbursement Agreement

On March 7, 2007, the Company entered into a Senior Subordinated Revolving Credit Agreement (the “Safeguard Credit Agreement”) with Safeguard Delaware, Inc., a subsidiary of Safeguard Scientifics, Inc. (collectively, “Safeguard”).  Safeguard is the Company’s majority stockholder.  The Safeguard Credit Agreement provides that the Company may borrow, from time to time, up to $6,000,000 (which amount was automatically reduced from an initial $12,000,000 commitment as a result of the consummation of the sale of the Technology business to Zeiss).  Borrowings must be in minimum increments of $1 million per advance and bear interest at 12% per annum.  The Company is required to issue a warrant to purchase 31.25 shares of Common Stock at an exercise price of $.01 per share for each $1,000 of borrowings made by it under the Safeguard Credit Agreement (up to a maximum of warrants to purchase  187,500 shares). The maturity date under the Safeguard Credit Agreement is December 7, 2008 (or, if earlier, upon the occurrence of a change of control of the Company).  The Safeguard Credit Agreement contains customary representations and warranties, affirmative covenants and negative covenants.   Borrowings under the Safeguard Credit Agreement are subordinated to the Company’s borrowings under existing credit facilities with GE Capital and Comerica Bank.  As consideration for Safeguard’s willingness to enter into the Safeguard Credit Agreement, the Company issued Safeguard a four year warrant to purchase 125,000 shares of its Common stock for an exercise price of $.01 per share and a four year warrant to purchase 62,500 shares of its Common Stock for an exercise price of $1.39.  The warrants were issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and may not be resold absent registration or an exemption from the registration requirements of the Securities Act.

In connection with the execution of the Safeguard Credit Agreement, the Company and Safeguard also entered into an amendment to the Amended and Restated Reimbursement and Indemnity Agreement (the “Reimbursement Agreement”) between the Company and Safeguard dated January 17, 2007, pursuant to which the Company pays Safeguard certain usage fees in consideration of Safeguard’s guarantee of the Company’s $12.0 million line of credit with Comerica Bank.  The amendment eliminates a default usage fee on borrowings above $8.5 million under the Company’s loan agreement with Comerica Bank which would have otherwise been triggered as a result of the sale of the Technology business to Zeiss (and, instead, the Company will continue to pay Safeguard a usage fee of 8% per annum with respect to borrowings above $8.5 million under the Company’s loan agreement with Comerica Bank).  In addition, the amendment provides that, as a result of the completion of the sale of the Technology business to Zeiss, the warrant issued to Safeguard to purchase up to 250,000 shares of common stock pursuant to the Reimbursement Agreement in January 2007 will be deemed to have vested only with respect to (and shall be only exercisable for) 166,667 shares of the Company’s common stock.

Amendment to Credit Agreement with GE Capital

In connection with consummation of the sale of the Technology business to Zeiss and the execution of the Safeguard Credit Agreement, the Company entered into a Second Amendment to Loan and Security Agreement with GE Capital, the Company’s senior lender, and related amendments to subordination agreements between the Company, GE Capital and each of Safeguard and Comerica (collectively, the “GE Amendment”).  Pursuant to the GE Amendment, the Company and GE must agree upon new financial covenants that will be applicable on a going forward basis under the GE loan agreement (after taking into account the transactions described above) on or prior to March 16, 2007 and, in the event the parties have not reached agreement prior to such date, an event of default will be deemed to have occurred on such date.  The Company is in discussions with GE Capital with respect to such financial covenants and anticipates that it will enter into an additional amendment to the GE Loan Agreement within such period setting forth such amended financial covenants, although there can be no assurance that the parties will be able to reach mutual agreement with respect to such matter.  GE Capital also consented to the Company’s incurrence of indebtedness under the Safeguard Credit Agreement and to the sale of the Company’s Technology business to Zeiss.

Item 2.01               Completion of Acquisition or Disposition of Assets

On March 7, 2007, the Company sold its Technology business to Zeiss as described under the caption “Sale of Technology Division to Zeiss” under Item 1.01 above.  The other information required by this Item 2.01 is included in Item 1.01 above under the caption “Sale of Technology Division to Zeiss” and incorporated by reference herein.

Item 2.02               Results of Operations and Financial Condition

On March 7, 2007, the Company issued a press release regarding its results of operations for the quarter and year ended December 31, 2006.  A copy of the press release is furnished as Exhibit 99.2 to this report.  This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Offsheet Balance Sheet Arrangement of a Registrant

As described above, the Company entered into the Safeguard Credit Agreement pursuant to which it may borrow up to $6.0 million.  As of March 8, 2007, the Company had no borrowings under the Safeguard Credit Agreement. The other information required by this Item 2.03 is included in Item 1.01 above under the caption “Safeguard Subordinated Debt Financing and Amendment to Reimbursement Agreement” and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(b) Pro Forma Financial Information

The Company will file an amendment to this Form 8-K to provide the pro forma financial information required under Item 9.01 of Form 8-K on or before March 14, 2007 .

(d) Exhibits

99.1 Press release dated March 8, 2007 announcing sale of Technology business to Zeiss and the Company’s results of operations

99.2  Press release dated March 7, 2007 announcing the Company’s results of operations for the fourth quarter and year ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2007	By:	/s/ James V. Agnello
		Name:	James V. Agnello
		Title:	Senior Vice President and
Chief Financial Officer